Exhibit 10.2

January 23, 2015

Gernot E. Penzhorn 2 Harmony Links Place Spring, Texas 77382-2017	VIA HAND DELIVERY

Dear Gernot:

As we discussed today, the decision has been made to eliminate your position with Layne Christensen Company (the “Company”) effective January 30, 2015. Subject to your execution of the Acceptance and Release in the form attached to this letter within the time provided in that document, the Company is offering the following salary and benefit continuation program.

1. Salary Support. You will remain on the payroll at your current rate of pay through January 30, 2015. Commencing February 2, 2015, you will be provided twelve (12) months of salary support at a rate of $5,769.23 per week. Deductions required by law (e.g., income tax and FICA withholding) will be taken out of these payments. You will receive this support in regular bi-weekly installments on the same schedule that you receive your current paychecks. You will receive these payments regardless of whether you obtain new employment prior to the end of the salary support period. By accepting these payments, you agree as follows:

1.1 You will not disclose any confidential or proprietary information which you acquired as an employee of the Company to any other person or entity, or use such information in any manner including any manner that is detrimental to the interest of the Company;

1.2 You will not make any comments relating to the Company or its employees which are critical, derogatory or which may tend to injure the business of the Company;

1.3 You will immediately return all Company property in your possession including, but not limited to, documentation of a confidential or proprietary nature, credit cards, phone cards, security access cards and any other property belonging to the Company. You represent that you have not retained any copies, electronic or otherwise, of such property;

1.4 You will reasonably cooperate with the Company to provide information related to your work for the Company, if needed;

1.5 You understand that the nature of your position with the Company gave you access to and knowledge of confidential information and placed you in a position of trust and confidence with the Company and you benefitted from the Company’s goodwill. You understand and acknowledge that the Company invested significant time and expense in developing the confidential information and goodwill. You understand and acknowledge that you had unique access to the Company’s confidential information and goodwill by way of your position. You further understand and acknowledge that the restrictive covenants below are necessary to protect the Company’s legitimate business interests in its confidential information and goodwill. You further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if you violate the restrictive covenants below.

1.6 You will not engage in competition with the Company for a period of one year from the date of this Letter Agreement. For purposes of this Letter Agreement, you will be deemed to engage in competition with the Company if you directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in services similar to those provided by the Company or any member of the Company’s group of companies. The provisions of this Paragraph 1.6 shall apply in any location in which the Company has established, or is in the process of establishing, a business presence;

Gernot E. Penzhorn

January 23, 2015

1.7 For a period of one year following the date of this Letter Agreement, you will not, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of the Company, or solicit or offer employment to any person who was employed by Company at any time during the twelve-month period preceding the solicitation or offer;

1.8 For a period of one year following the date of this Letter Agreement, you will not, directly or indirectly, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company; and

1.9 In the event you breach any of your obligations hereunder, any outstanding obligations of the Company shall terminate immediately and any payments previously made to you hereunder shall be returned to the Company.

2. Group Health, Dental and Vision Continuation. If applicable, your group health, dental and vision benefits will end on the day your employment terminates. Your COBRA benefits will run concurrent with your salary support benefits. If you choose to elect COBRA before the election deadline, the Company will continue to pay the employer portion of the COBRA through the day your salary support period ends. The premiums for these benefits will be deducted from your severance checks. Once your salary support period ends, you will be responsible for paying the full amount of COBRA premiums. The Taben Group administers the Company’s COBRA benefits and will send you the Notice and the Election Form to continue these benefits. You must return the form to The Taben Group before the election deadline, which is 60 days from the date of such Notice and Election Form, in order to properly enroll in any of these benefits. If you elect to continue your benefits under COBRA, The Taben Group will send you payment coupons that will commence on the day following the last day of your salary support period. If Layne benefit plans for active employees are changed, your plan(s) will be modified accordingly. The Company reserves the right to substitute different health, dental or vision plans at a future date.

3. Vesting of Company Deferred Compensation Contribution. The Company will accelerate the vesting on the Company contribution in the amount of $182,487.81 made to your account in the Company’s Deferred Compensation Plan in 2011.

4. Continuation of EAP Assistance. You may continue to use the Layne Christensen On Call Employee Assistance Program at no cost to you for one year after the effective date of your separation. The telephone number of the On Call EAP is 1-888-371-1125.

5. Vacation Benefit. You will not earn any additional vacation entitlement during the salary support period.

6. Other Benefits. Setting aside your continuation in the group health, dental and vision plans, which is explained in paragraph 2 above, your participation in the Company’s life and/or AD&D plans will cease as of the date of your termination. You have the right to continue coverage at your own expense by exercising your conversion privileges with respect to certain of these benefits. Layne Christensen’s benefits department will send information on your conversion right to you in the mail or you may call at your convenience. Your participation in short-term and/or long-term disability will also cease as of the date of your termination.

7. CAP-401k Fund Balance. You have previously received a statement of the balance in your Layne Capital Accumulation Plan account as of December 31, 2014. As a terminated employee, you may take a distribution on your account balance in the form of cash or a rollover to a qualified plan. Distributions take approximately two to four weeks following completion of the distribution process. Details of the distribution process will be mailed to you. Note: Your account will continue to be invested as you have directed through the date your account balance is

Gernot E. Penzhorn

January 23, 2015

distributed. Please be aware that in order to avoid a 20% withholding under federal income tax regulations, you must rollover or reinvest this balance directly into a qualified individual or group retirement account. Please refer to the Special Tax Notice Regarding Plan Payments which will be included with the information that will be mailed to you. Deferrals will not be deducted from your salary support checks and no match will be made during your salary support period.

8. COBRA Rights. You are entitled to extend your group health coverage for up to eighteen (18) months after your group health benefits are terminated by the Company. Your group health benefits will be terminated as of the date of your termination. Please refer to paragraph 2 for details about COBRA during your salary support period. On the first day following the end of your salary support period, you will be expected to pay the full COBRA rates. Please be advised that the COBRA health plan rates will change from time to time, and can be expected to increase each year.

Should you elect not to sign the attached Acceptance and Release, you will not be entitled to any salary support, but will be eligible for the benefits outlined in paragraphs 7 and 8 of this letter, as well as the conversion rights outlined in paragraph 6. Regardless of whether you elect to sign the attached Acceptance and Release, please provide me with a personal e-mail address in order to expedite delivery of the COBRA notice and termination paperwork. If you have any questions, please contact Tony Robertson, Director of Global Benefits, in The Woodlands, Texas at 281/475-2613. On behalf of the entire Company, I want to thank you for your past service to Layne Christensen Company. We all wish you well in your future endeavors.

Sincerely,

/s/ Michael J. Caliel

Michael J. Caliel

Enclosure